WILLIAMS LAW GROUP, P.A.
2503 West Gardner Court
Tampa, FL 33611

May 26, 2008

Flurida Group, Inc.

Re: Registration Statement on Form S-1

Gentlemen:

I have acted as your counsel in the preparation on a Registration Statement on Form S-1 (the "Registration Statement") filed by you with the Securities and Exchange Commission covering shares of Common Stock of Flurida Group, Inc. (the "Stock").

In so acting, I have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies.

Based on the foregoing, I am of the opinion that:

The Stock, when issued and delivered in the manner and/or the terms described in the Registration Statement (after it is declared effective), will duly and validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of a person whose consent is required under Section 7 of the Act, or the general rules and regulations thereunder.

Very truly yours,

/S/Michael T. Williams
Michael T. Williams